Exhibit 12.1

Validus Holdings, Ltd.
Ratio of Earnings to Fixed Charges
(Expressed in thousands of
U.S. dollars, except share and per
share information)

	Six Months Ended June 30, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Earnings
Pre-tax income available to Validus	317,106	533,049	410,939	22,153	405,690	893,648
Distributed earnings from investment and operating affiliates	11,216	17,662	—	—	—	—
(Income) loss from investment affiliate	(6,127)	(4,790)	964	—	—	—
(Income) from operating affiliates	(9,819)	(14,289)	(12,580)	—	—	—
Earnings before fixed charges	312,376	531,632	399,323	22,153	405,690	893,648

Estimated interest component of rent expense (a)	1,776	3,405	2,557	1,917	1,770	1,436
2006 Junior Subordinated Deferrable Debentures	4,398	8,868	6,964	9,768	14,354	14,354
2007 Junior Subordinated Deferrable Debentures	3,644	7,341	8,922	12,115	12,114	12,732
Flagstone 2006 Junior Subordinated Deferrable Debentures	4,467	8,259	459	—	—	—
Flagstone 2007 Junior Subordinated Deferrable Debentures	3,528	6,222	327	—	—	—
2010 Senior Notes due 2040	11,194	22,388	22,388	22,388	20,770	—
Other finance expenses (b)	4,795	11,099	14,797	10,546	8,632	17,044
Fixed charges	33,802	67,582	56,414	56,734	57,640	45,566

Earnings available for fixed charges	346,178	599,214	455,737	78,887	463,330	939,214

Ratio of earnings to fixed charges	10.24	8.87	8.08	1.39	8.04	20.61

Earnings
Pre-tax income available to Validus	317,106	533,049	410,939	22,153	405,690	893,648
Distributed earnings from investment and operating affiliates	11,216	17,662	—	—	—	—
(Income) loss from investment affiliate	(6,127)	(4,790)	964	—	—	—
(Income) from operating affiliates	(9,819)	(14,289)	(12,580)	—	—	—
Earnings before fixed charges	312,376	531,632	399,323	22,153	405,690	893,648

Estimated interest component of rent expense (a)	1,776	3,405	2,557	1,917	1,770	1,436
2006 Junior Subordinated Deferrable Debentures	4,398	8,868	6,964	9,768	14,354	14,354
2007 Junior Subordinated Deferrable Debentures	3,644	7,341	8,922	12,115	12,114	12,732
Flagstone 2006 Junior Subordinated Deferrable Debentures	4,467	8,259	459	—	—	—
Flagstone 2007 Junior Subordinated Deferrable Debentures	3,528	6,222	327	—	—	—
2010 Senior Notes due 2040	11,194	22,388	22,388	22,388	20,770	—
Fixed charges excluding other finance expenses (b)	29,007	56,483	41,617	46,188	49,008	28,522

Earnings available for fixed charges	341,383	588,115	440,940	68,341	454,698	922,170

Ratio of earnings to fixed charges excluding other finance expenses (b)	11.77	10.41	10.60	1.48	9.28	32.33

(a) 33.3% represents a reasonable approximation of the interest factor. Variable rather than fixed costs.
(b) Other finance expenses consist of fees relating to credit facilities, bank charges, AlphaCat financing fees and the Talbot FAL Facility. The ratio of earnings to fixed charges excluding other finance expenses demonstrates the degree to which the ratio changes if other finance expenses are treated as variable rather than fixed costs.